Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
T1V, INC.

ONE: The original date of filing the Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 31, 2013, under the name T1Visions, Inc.

TWO: The undersigned, Michael Feldman, is the duly elected and acting Chief Executive Officer of T1V, Inc., a Delaware corporation.

THREE: This Amended and Restated Certificate shall become effective on the date of filing w Secretary of State of Delaware.

FOUR: The Certificate of Incorporation of this corporation (as heretofore amended) is hereby amended and restated in its entirety to read as follows:

First: The name of this corporation is T1V, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 300,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (x) 290,000 shares of Common Stock which shall be classified as the Class A Common Stock, par value $0.001 per share and (y) 10,000 shares of Common Stock which shall be classified as the Class B Common Stock, par value $0.001 per share, and (ii) 142,712 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. Reclassification of the Common Stock. Immediately following the Effective Time, the shares of Common Stock shall be reclassified into two (2) classes of Common Stock, which shall be “Class A Common Stock” and “Class B Common Stock.” Each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Pre-Effective Time Common Stock”) shall automatically be reclassified as and become one share of Class A Common Stock. Certificates representing shares of Pre-Effective Time Common Stock shall, from and after the Effective Time, no longer represent shares of Pre-Effective Time Common Stock and shall represent only the number of shares of Class A Common Stock into which the shares of Pre-Effective Time Common Stock previously represented by such certificate were reclassified pursuant hereto, which shall be one (1) share of Class A Common Stock for each share of Pre-Effective Time Common Stock then issued and outstanding. Immediately after the Effective Time no shares of Class B Common Stock shall be issued and outstanding. The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to hereafter as the “Common Stock.”

2. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

3. Rights of Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows

3.1 Definitions.

3.1.1 “Acquisition” means any consolidation or merger of the Corporation with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Corporation immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

3.1.2 “Asset Transfer” means the sale, lease, transfer, assignment or exchange of all or substantially all the assets of the Corporation.

3.1.3 “Board” means the board of directors of the Corporation.

3.1.4 “Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation of the Corporation, as further amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

3.1.5 “Disability Event” means an event that results in a Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s parents shall make the selection on behalf of the Founder, or in the absence of parents of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.

3.1.6 “Effective Time” means the time this Amended and Restated Certificate of Incorporation of the Corporation is filed with and accepted by the Secretary of State of the State of Delaware.

3.1.7 “Entity” means any corporation, partnership, limited liability company or other legal entity.

3.1.8 “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

3.1.9 “Final Conversion Date” means the earliest of (a) the date that is six (6) months after the second to die of the Founders, (b) the date that is six (6) months after both of the Founders are no longer providing services to the Corporation as an officer, director or employee and (iii) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock voting separately as a class.

3.1.10 “Founders” means Michael Feldman and James Morris and each is a “Founder.”

3.1.11 “Independent Directors” mean a majority of the members of the Board designated as independent directors in accordance with the requirements of (i) any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon, or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of The Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.

3.1.12 “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Corporation or (ii) any liquidation, dissolution and winding up of the Corporation; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

3.1.13 “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

3.1.14 “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.

3.1.15 “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to a Family Member of such Qualified Stockholder, to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;

(b) by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, a Family Member of such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(c) by a Family Member of a Qualified Stockholder, to such Qualified Stockholder, another Family Member of such Qualified Stockholder, the trustee of any Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(d) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(e) by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder, a Family Member of such Qualified Stockholder, any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.

3.1.16 “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

3.1.17 “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.

3.1.18 “Pre-Effective Time Common Stock” shall have the meaning given to that term in subsection 1 of this Section A (Common Stock).

3.1.19 “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock at the Effective Time; (ii) the initial record holder of any share of Class B Common Stock that is originally issued by the Corporation thereafter (including, without limitation, upon conversion of any Preferred Stock or upon exercise of convertible notes, options or warrants); and (iii) a Permitted Transferee of a Qualified Stockholder.

3.1.20 “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

3.1.21 “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section A (Common Stock):

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(b) the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(d) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer;”

(e) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board; or

(f) granting a proxy by a Founder to a person disclosed to the Independent Directors, to exercise dispositive power and/or Voting Control of the shares of Preferred Stock, Class A Common Stock, and Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder effective either (i) on the death of such Founder or (ii) during any Disability Event of such Founder, including the exercise of such proxy by such person.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

3.1.22 “Voting Control” means, with respect to a share of Preferred Stock, Class A Common Stock, or Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

3.2 Rights Relating To Dividends, Subdivisions and Combinations.

3.2.1 Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Except as permitted in subsection 3.2.2 of this Section A (Common Stock) hereafter, any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

3.2.2 The Corporation shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

3.2.3 If the Corporation in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3.3 Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders, or consideration payable to the stockholders of the Corporation, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

3.4 Voting Rights.

3.4.1 Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

3.4.2 Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

3.4.3 Voting Generally. Except as otherwise provided in this Certificate of Incorporation or required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or applicable law.

3.5 Optional Conversion of the Class B Common Stock.

3.5.1 At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

3.5.2 Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Corporation’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

3.6 Automatic Conversion.

3.6.1 Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

3.6.2 Conversion upon Death.

(a) Death of other than a Founder. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity) or a Permitted Transferee of such Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such natural person.

(b) Death of a Founder. Each share of Class B Common Stock held of record by a Founder or a Permitted Transferee of such Founder will not result in the conversion of the Class B Common Stock to Class A Common Stock if the death results in a Permitted Transfer (i.e., death of the individual alone should not trigger automatic conversion).

3.6.3 Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Corporation may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares of Class B Common Stock and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

3.6.4 Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

3.6.5 Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to subsection 3.6 of this Section A (Common Stock), such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

3.7 Redemption. The Common Stock is not redeemable.

3.8 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

3.9 Prohibition on Reissuance of Shares of Class B Common Stock. Shares of Class B Common Stock that are acquired by the Corporation for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

B. PREFERRED STOCK

940 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” 17,036 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock,” 20,442 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-3 Preferred Stock,” 18,893 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-4 Preferred Stock,” 7,179 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-5 Preferred Stock” and together with the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series A-4 Preferred Stock (the “Series A Preferred Stock”) and 78,222 shares of the authorized Preferred Stock are hereby designated as “Series B Preferred Stock.”

The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “Sections” in this Part B of this Article Fourth refer to sections and Sections of Part B of this Article Fourth.

1. Dividends.

1.1 Holders of Series B Preferred Stock, in preference to the holders of Series A Preferred Stock, Common Stock or any other shares or securities of the Corporation ranking junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption (“Junior Securities”), shall be entitled to receive, upon either (i) the liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event or (ii) the mandatory conversion of the Series B Preferred Stock as a result of an IPO Event (as such term is defined in subsection 5.1(a) of this Section B (Preferred Stock)), cumulative dividends at the rate of six percent (6%) of the Series B Original Issue Price (as defined below) compounded per annum on each outstanding share of Series B Preferred Stock accruing as to each share from the date the Corporation actually received such investment. Notwithstanding anything to the contrary contained herein, any dividend payable pursuant to clause (ii) of this subsection 1.1 of this Section B (Preferred Stock) shall be payable in shares of Class A Common Stock at a price per share equal to the offering price of the Class A Common Stock in the IPO Event. The “Series B Original Issue Price” shall mean $84.40 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

1.2 Holders of Series A Preferred Stock, in preference to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, shall be entitled to receive upon the liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, cumulative dividends at the rate of six percent (6%) of the applicable Series A Original Issue Price (as defined below) compounded per annum on each outstanding share of Series A Preferred Stock accruing as to each share from the date the Corporation actually received such investment. The “Series A Original Issue Price” shall mean $44.15 per share for each share of Series A-1 Preferred Stock, $36.79 per share for each share of Series A-2 Preferred Stock, $38.50 per share for each share of Series A-3 Preferred Stock, $54.00 per share for each share of Series A-4 Preferred Stock and $60.00 per share for each share of Series A-5 Preferred Stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable sub-series of Series A Preferred Stock.

1.3 With respect to all dividends or distributions paid, declared, set aside or made by the Corporation other than those set forth in subsections 1.1 and 1.2 of this Section B (Preferred Stock), whether in cash or property, the Corporation shall pay, set aside or declare such dividend or make such distribution among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dividend or distribution.

1.4 Whenever a dividend provided for in this subsection 1 of this Section B (Preferred Stock) shall be payable in property other than cash, the value of such dividend shall be the fair market value of such dividend as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”).

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders Preferred Stock.

2.1.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus the dividends set forth in subsection 1.1 of this Section B (Preferred Stock) and any other dividends declared but unpaid on the Series B Preferred Stock (the “Series B Preferential Amount”). If upon any such any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Preferential Amount, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2 Upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and after the payment of all preferential amounts to be paid to the holders of Series B Preferred Stock pursuant to subsection 2.1.1 of this Section B (Preferred Stock), the holders of shares of each sub-series of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) the applicable Series A Original Issue Price, plus the dividends set forth in subsection 1.2 of this Section B (Preferred Stock) and any other dividends declared but unpaid on the applicable sub-series of Series A Preferred Stock, or (ii) such amount per share as would have been payable had all shares of such sub-series of Series A Preferred Stock been converted into Common Stock pursuant to subsection 4 of this Section B (Preferred Stock) immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the “Series A Preferential Amount”). If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Preferential Amount, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of each of the Series B Preferential Amount and the Series A Preferential Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation or Deemed Liquidation Event. The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under subsections 2.1.1 and 2.2 of this Section B (Preferred Stock) is hereinafter referred to as the “Series B Liquidation Amount” and the aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under subsection 2.1.2 of this Section B (Preferred Stock) is hereinafter referred to as the “Series A Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event:”

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in subsection 2.3.1(a)(i) of this Section B (Preferred Stock) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with subsections 2.1 and 2.2 of this Section B (Preferred Stock).

(b) In the event of a Deemed Liquidation Event referred to in subsection 2.3.1(a)(ii) or 2.3.1(b) of this Section B (Preferred Stock), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least 50% of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock and Series A Preferred Stock at a price per share equal to the Series B Liquidation Amount and the applicable Series A Liquidation Amount, respectively. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of such series of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares (and subject to the priority and preferences set forth in subsection 2.1 of this Section B (Preferred Stock)), and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Available Proceeds shall be used to redeem the outstanding shares of the Series A Preferred Stock only after all of the outstanding shares of the Series B Preferred Stock have been redeemed as provided herein. The Corporation shall be entitled to use such other reasonable and customary procedures as may be necessary to effect such distribution or redemption. Prior to the distribution or redemption provided for in this subsection 2.3.2(b) of this Section B (Preferred Stock), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring individual, corporation, partnership, trust, limited liability company, association or other entity (“Person”). The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation using the reasonable application of reasonable valuation methods.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation; and the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this subsection 3.2 of this Section B (Preferred Stock), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Series B Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this subsection 3.2 of this Section B (Preferred Stock), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this subsection 3.2 of this Section B (Preferred Stock).

3.3 Series B Preferred Stock Protective Provisions. At any time when any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, in addition to the consent or vote of Fidelis Capital, LLC (for so long as it holds at least 25% of the outstanding shares of Series B Preferred Stock) and T1 Investments, LLC (for so long as it holds at least 25% of the outstanding shares of Series B Preferred Stock) (a “Series B Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1 remove the Chief Executive Officer of the Corporation;

3.3.2 liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

3.3.3 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

3.3.4 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock;

3.3.5 purchase or redeem or pay any dividend on any capital stock prior to payment in full of the Series B Preferential Amount other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service pursuant to agreements in existence at the time of the filing of this Certificate of Incorporation or which are approved by the Board of Directors;

3.3.6 amend or create new compensation plans for key executives, officers, other employees, consultants or contractors of the Corporation, including hiring any employee, or engaging any consultant, independent contractor or other Person who shall provide services to the Corporation, to whom the Corporation would pay more than a base salary of $200,000 in any 12-month period, or modifying or amending any existing employment or other similar arrangement with any such Person;

3.3.7 impair or circumvent a right of the holders of Series B Preferred Stock, including but not limited to through a transaction (or series of transactions) or other agreement outside the ordinary course of business; or

3.3.8 increase or decrease the authorized number of directors constituting the Board of Directors.

3.4 Preferred Stock Protective Provisions. At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a Series B Majority and the holders of at least 50% of the then outstanding shares of Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.4.1 sell, lease, transfer, assign or otherwise dispose of any material assets of the Company or any subsidiary;

3.4.2 effect any Deemed Liquidation Event or any merger, consolidation or conversion of or by the Corporation or an affiliate of the Corporation;

3.4.3 enter into or amend any contract with or make any payment to any stockholder of the Company or any of its employees, owners or Affiliates other than (i) as expressly provided in the Certificate of Incorporation, Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement or Voting Agreement of the Corporation in effect from time to time; or (ii) pursuant to an agreement, contract or other similar binding document approved pursuant to this subsection 3.4 of this Section B;

3.4.4 make any loan or advance to any Person, including any employee, director, stockholder or affiliate of the Corporation, except in the ordinary course of business;

3.4.5 enter into any transaction with any director, officer, employee or affiliate of the Corporation except in the ordinary course of business;

3.4.6 acquire or enter into any arrangement for the acquisition of all or substantially all of the voting interests or assets of any Person;

3.4.7 incur any indebtedness (or any guarantee with respect to any indebtedness of any other Person) in excess of (a) (i) the amounts outstanding as of February 5, 2020; (ii) the convertible promissory notes issued pursuant to that certain Note Purchase Agreement, dated as of February 5, 2020; and (iii) any increase in indebtedness after February 5, 2020 to PAC West Bank, up to an aggregate maximum of $2,000,000, pursuant to that certain Financing Agreement, dated August 12, 2015, as amended; and (b) (i) $200,000 in any transaction or series of related transactions after February 5, 2020, or (ii) $500,000 in the aggregate after February 5, 2020, in each instance other than trade payables incurred in the ordinary course;

3.4.8 make any capital expenditure in excess of $150,000;

3.4.9 create any subsidiary of the Corporation;

3.4.10 change the principal line of business of the Corporation or enter into any new line of business; or

3.4.11 license or transfer intellectual property rights of the Corporation, except in the ordinary course of business.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined (a) in the case of the Series B Preferred Stock into shares of Class A Common Stock, by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion and (b) in the case of the Series A Preferred Stock into shares of Class A Common Stock, by dividing the applicable Series A Original Issue Price by the applicable Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall be equal to $50.67. The “Series A Conversion Price” shall initially be equal to $44.15 for each share of Series A-1 Preferred Stock, $36.79 for each share of Series A-2 Preferred Stock, $38.50 for each share of Series A-3 Preferred Stock, $54.00 for each share of Series A-4 Preferred Stock and $60.00 for each share of Series A-5 Preferred Stock. The term “Conversion Price” refers to the respective Series A Conversion Price as applicable to each sub-series of Series A Preferred Stock and the Series B Conversion Price as applicable to the Series B Preferred Stock, each as in effect from time to time. The initial Series B Conversion Price, the initial applicable Series A Conversion Price, and the rate at which shares of Series B Preferred Stock and Series A Preferred Stock may be converted into shares of Class A Common Stock shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in subsection 4.2 of this Section B (Preferred Stock) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 of this Section B (Preferred Stock) and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this subsection 4 of this Section B (Preferred Stock). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series B Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to subsection 4.4.3 below of this Section B (Preferred Stock), deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsection 4.5, 4.6, 4.7 or 4.8 of this Section B (Preferred Stock);

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors; or

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.4.2 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of subsection 4.4.4 of this Section B (Preferred Stock), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series B Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of subsection 4.4.4 of this Section B (Preferred Stock) (either because the consideration per share (determined pursuant to subsection 4.4.5 of this Section B (Preferred Stock) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in subsection 4.4.3(a) of this Section B (Preferred Stock) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price pursuant to the terms of subsection 4.4.4 of this Section B (Preferred Stock), the Series B Conversion Price shall be readjusted to the Series B Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series B Conversion Price provided for in this subsection 4.4.3 of this Section B (Preferred Stock) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this subsection 4.4.3 of this Section B (Preferred Stock)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series B Conversion Price that would result under the terms of this subsection 4.4.3 of this Section B (Preferred Stock) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.3 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 4.4.3 of this Section B (Preferred Stock)), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.4 Determination of Consideration. For purposes of this subsection 4.4 of this Section B (Preferred Stock), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4.4.3 of this Section B (Preferred Stock), relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price pursuant to the terms of subsection 4.4.4 of this Section B (Preferred Stock), then, upon the final such issuance, the Series B Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Prices for all series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Prices for all series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection 4.5 of this Section B (Preferred Stock) shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Prices for all series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection 4.6 of this Section B (Preferred Stock) as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of subsection 1 of this Section B (Preferred Stock) do not apply to such dividend or distribution, then and in each such event the holders series Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of subsection 2.3 of this Section B (Preferred Stock), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 4.4, 4.6 or 4.7 of this Section B (Preferred Stock)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this subsection 4 of this Section B (Preferred Stock) with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this subsection 4 of this Section B (Preferred Stock) (including provisions with respect to changes in and other adjustments of the applicable Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a particular series of Preferred Stock pursuant to this subsection 4 of this Section B, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for such series of Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of the Class A Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10 million of gross proceeds to the Corporation (an “IPO Event”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a Series B Majority (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate, (ii) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (iii) such shares of Preferred Stock may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this subsection 5 of this Section B (Preferred Stock). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to subsection 5.1 of this Section B (Preferred Stock), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this subsection 5.2 of this Section B (Preferred Stock). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in subsection 4.2 of this Section B in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms set forth herein of the Preferred Stock generally may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least 50% of the shares of Series A Preferred Stock then outstanding and a Series B Majority. Any of the rights, powers, preferences and other terms set forth herein of the Series B Preferred Stock specifically may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of a Series B Majority. Any of the rights, powers, preferences and other terms set forth herein of the Series A Preferred Stock specifically may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least 50% of the shares of Series A Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms set forth herein of any sub-series of the Series A Preferred Stock specifically may be waived on behalf of all holders of such sub-series of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least 50% of the shares of such sub-series of Series A Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other Persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (each, an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and agents under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers, employees and agents against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

Eleventh: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Sections 228, 242 and 245 of the General Corporation Law.

[Signature Page Follows]

T1V, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by a duly authorized officer on February 28, 2023.

T1V, INC.

By:	/s/ Michael Feldman
Name:	Michael Feldman
Title:	Chief Executive Officer